Exhibit 99.1

MariMed Reports Strong Second Quarter Results

NORWOOD, Mass., August 10, 2020 — MariMed Inc. (MRMD:OTCQX) (the “Company” or “MariMed”), a leading multi-state cannabis and hemp operator focused on health and wellness, today reported financial and operating results for the three and six months ended June 30, 2020.

Second Quarter 2020 and YTD Financial Highlights:

●	Core cannabis Revenues of $9.6 million in Q2, a 163% increase compared with $3.7 million in Q2 2019. YTD to June 30, 2020, Revenues totaled $17.1 million, a 138% increase compared to $7.2 million for the first six months of 2019;
●	Gross profit from the core cannabis business of $6.2 million for the quarter, a 133% increase from the $2.6 million for the comparative period in 2019. YTD to June 30, 2020, Gross profit totaled $11.0, a 125% increase from $4.9 million for the first six months of 2019;
●	Adjusted EBITDA of $3.3 million for the second quarter of 2020 compared to a loss of $250,000 for the same period in 2019. For the six months ended June 30, 2020, Adjusted EBITDA of $5.2 million compared to $345,000 for the first six months of 2019;
●	Consolidation strategy continues to drive increased revenue and earnings;
●	Subsequent to quarter end, completed additional actions to restructure debt, reduce interest costs and maximize financial flexibility, providing stronger financial foundation to accelerate growth;
●	The foregoing 2019 Revenues, Gross Profit and Adjusted EBITDA information has been adjusted, for comparative purposes, to remove the impact from the one-time sale of hemp seeds in the second quarter of 2019.

Bob Fireman, CEO of MariMed, commented, “Our renewed focus on our core cannabis business and the consolidation of our managed assets are the key drivers of MariMed’s positive Q2 results. In Massachusetts, we have now ramped up our New Bedford manufacturing facility to produce over 1,000 pounds of cannabis flower per month. Our Nature’s Heritage Flower brand and our Betty’s Eddie’s natural chews infused brands are leading sellers in their respective categories in both Massachusetts and Maryland. Our two dispensaries in Illinois are thriving in the new adult-use program. We intend to open our third dispensary in Illinois in September and a projected fourth by the new year. I am confident that this momentum will continue for the balance of 2020 and into 2021 as we continue to implement our consolidation strategy and enhance stockholder value”.

Jon Levine, CFO, added “I am pleased with the revenue growth from both our consolidated and managed licensed cannabis businesses. We are confident that the marketplace will recognize the positive track that our revenue and earnings are on. At the same time, we also took decisive actions in the second quarter by restructuring our short-term debt which significantly strengthens the Company’s financial position. Looking ahead, we expect all of these factors will drive increased revenues and profitability for the balance of 2020 and beyond.”

Massachusetts Highlights:

MariMed in the fourth quarter of 2019 opened its 70,000 square foot cannabis cultivation and production facility in New Bedford under the Massachusetts medical cannabis program. During the first quarter, MariMed completed its first harvest of its proprietary cannabis genetics at its cultivation and production facility and began its first sales into the robust Massachusetts wholesale cannabis marketplace. In March, it opened the Panacea Wellness Dispensary under the Massachusetts medical cannabis program. The Company introduced its proprietary genetics and strains, under its flower brand Nature’s Heritage™, as well as its infused product brands Betty’s Eddies™, Kalm Fusion™ and “Bourne Baked Goods”. Nature’s Heritage and Betty’s Eddies have become top sellers in their categories.

In the second quarter, the Company expanded its products to additional dispensaries in the wholesale market, while its manufacturing facility in New Bedford ramped up production capacity to over 1,000 pounds of cannabis flower per month. With the increased production and the robust market demand, and wholesale flower pricing of approximately $4,000 per pound, the Company is expecting continued revenue growth in the state.

During the quarter, MariMed also launched Tropizen Pique™, a popular Caribbean cannabis infused hot sauce. The Company plans to roll out other exclusive brands such as Binske® and Tikun Olam™, across Massachusetts before year end.

On August 5th the Company received Massachusetts Cannabis Control Commission (CCC) approval for three adult use licenses (cultivation, production, and a dispensary), subject to final inspection. Panacea Wellness’s retail customer base continues steady growth from its high level of service and the quality of its flowers and products. This adult-use license will further drive revenue for Panacea Wellness in Middleborough. The Company is actively seeking two additional dispensary locations for its other provisional licenses.

Massachusetts operations are expected to contribute significant revenue growth throughout the remainder of 2020, reflecting the statewide product shortage and continued growth in consumer demand.

Illinois Highlights:

Effective January 1, 2020, adult-use cannabis sales were legalized in Illinois, which was added to the Company’s two existing cannabis licenses and resulted in an immediate sales ramp-up for MariMed. Under the new law, the Company is entitled to co-locate medical and adult-use cannabis offerings at its two current dispensaries and receive rights to open two additional adult-use dispensaries. Leveraging its first-hand knowledge of the Illinois cannabis market and brand recognition among customers and patients, the Company commenced development of a third dispensary in Mount Vernon which it expects to open in September, subject to final state inspection. The Company also intends to open an additional fourth dispensary in the state in early 2021.

As a result of the consolidation of the Illinois businesses, MariMed’s financial results have improved significantly. Since being acquired in the fall of 2019, the operations in Illinois have generated approximately $2.8 million of pre-tax income for the Company, which continues to exceed original forecasts. These dispensaries are now each generating revenue of approximately $1 million per month which the Company expects to continue throughout 2020 and beyond.

Delaware Highlights:

Under MariMed’s guidance, First State Compassion Center (FSCC) completed the addition of cultivation rooms in the Wilmington facility. In addition, the Company is developing an additional 100,000 square foot manufacturing facility in Milford. The added supply is required in order to support FSCC’s two current dispensaries as well as a third dispensary under development. FSCC will then hold 3 of the 5 total medical licenses in the state. Delaware remains a medical only “not for profit” entity state and as such, MariMed’s revenues are derived from rents and license and management fees.

Maryland Highlights:

Under MariMed’s guidance, the Company’s cannabis licensed client, Kind Therapeutics USA, continues to experience steady revenue growth. MariMed’s top flower brand, Nature’s Heritage, and top product brand, Betty’s Eddies fruit chews, continue to be the most desired consumer products in the Maryland Medical Cannabis Program which has now expanded to over 80 dispensaries state-wide.

Nevada Highlights:

MariMed continues to await state approval for the transfer of the medical and adult-use cannabis cultivation license of its client, The Harvest Foundation. The Company has recently upgraded the cultivation site located in Clark County which currently sells flower and products into the wholesale dispensary market. Revenue from cultivation is expected to increase significantly over the balance of 2020 and once the license transfer is approved by the state, will be consolidated into MariMed’s reported results.

The Company has contracted with a licensed processor for the production and distribution of its Betty’s Eddies fruit chews and Kalm Fusion products in the state. MariMed recently launched its award-winning Betty’s Eddies edibles into Nevada’s adult-use cannabis market and expects to launch Kalm Fusion into Nevada’s cannabis market in the near future.

Financial Summary

For comparative purposes in the following presentation, the results for the first six months of 2019 have been adjusted to eliminate the impact from the one-time sale of hemp seeds in Q2 of 2019 in order to present meaningful comparative results of operations period over period.

For the three months ended June 30, 2020, core cannabis revenue increased 163% to $9.6 million, compared with an adjusted $3.7 million for the same period in 2019. The significant increase is the result of revenue growth in MariMed’s consolidation of the Company’s licensed client businesses in Illinois and Massachusetts.

Gross profit was $6.2 million for the quarter compared with an adjusted $2.6 million for Q2 2019. Adjusted EBITDA for Q2 2020 was $3.3 million compared with an adjusted loss of $250,000 for Q2 2019.

Operating expenses for the second quarter 2020 were $4.1 million, compared with $3.6 million in 2019 as a result of increased Personnel costs as the Company transitions to a direct owner and operator of seed-to-sale cannabis operations.

For the six months ended June 30, 2020, core cannabis revenue increased 138% to $17.1 million, compared with $7.2 million for the same period in 2019. The significant increase is the result of revenue growth due to MariMed’s acquisition of the Company’s previously licensed client businesses in Illinois and Massachusetts.

Gross profit for the six months ended June 30, 2020 was $11.0 million compared with an adjusted $4.9 million for the same period in 2019. Adjusted EBITDA for the first six months of 2020 was $5.2 million compared with an adjusted $345,000 in 2019.

Adjusted EBITDA is a non-GAAP financial measurement of profitability utilized by management in addition to financial information prepared in accordance with GAAP to analyze the Company’s operating performance and financial condition. The GAAP measurement that is most directly comparable to Adjusted EBITDA is Operating Income, except that Adjusted EBITDA does not include the impact of depreciation, amortization, stock-based compensation, write-downs of intangible assets, acquisition-related transaction expenses, and general non-cash reserves. Analysts, investors, and other companies, even those within our industry, may calculate Adjusted EBITDA differently or not at all, which may reduce its usefulness as a comparative measure.

For further information, please refer to the Company’s Form 10-Q, available at www.SEC.gov.

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About MariMed:

MariMed Inc., a multi-state cannabis operator, is dedicated to improving the health and wellness of people through the use of cannabinoids and cannabis products. The Company develops, owns, and manages seed to sale state-licensed cannabis facilities, which are models of excellence in horticultural principles, cannabis cultivation, cannabis-infused products, and dispensary operations. MariMed has an experienced management team that has produced consistent growth and success for the Company and its managed business units.

The Company is at the forefront of science and innovation through research developed by its lab technicians and medical advisors resulting in industry-leading products and brands, including Betty’s Eddies™, Nature’s Heritage™, Bourne Baking Co. ™, and Kalm Fusion™. These precision dosed products are focused on specific symptoms and conditions and are licensed and distributed across the country.

For additional information, visit marimedinc.com.

Important Caution Regarding Forward-Looking Statements:

This release contains certain forward-looking statements and information relating to MariMed Inc. that is based on the beliefs of MariMed Inc.’s management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events, including estimates and projections about its business based on certain assumptions of its management, including those described in this Release. These statements are not guarantees of future performance and involve risk and uncertainties that are difficult to predict, including, among other factors, changes in demand for the Company’s services and products, changes in the law and its enforcement and changes in the economic environment. Additional risk factors are included in the Company’s public filings with the SEC. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as “hoped,” “anticipated,” “believed,” “planned, “estimated,” “preparing,” “potential,” “expected,” “looks” or words of a similar nature. The Company does not intend to update these forward-looking statements. None of the content of any of the websites referred to herein (even if a link is provided for your convenience) is incorporated into this release and the Company assumes no responsibility for any of such content.

All trademarks and service marks are the property of their respective owners.

Company Contact

Jon Levine, CFO

MariMed Inc.

Tel (781) 559-8713

Media Contact

Abigail Diehl

MariMed Inc.

adiehl@marimedinc.com

Annie Graf

KCSA Strategic Communications

agraf@kcsa.com

Investors

KCSA Strategic Communications

Scott Eckstein / Elizabeth Barker

MRMD@kcsa.com